Exhibit 5.1

Structure Therapeutics Inc.
Harbour Place 2nd Floor
103 South Church Street
P.O. Box 472, George Town
Grand Cayman KYI-1106
Cayman Islands

17 November 2023

Structure Therapeutics Inc.

We have acted as Cayman Islands legal advisers to Structure Therapeutics Inc. (the “Company”) in connection with the resale or other disposition of up to an aggregate of 24,019,215 of the Company’s ordinary shares, par value of US$0.0001 per share (the “Shares”), which may be represented by up to 8,006,405 American Depositary Shares, by certain selling shareholders identified in the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion letter as Exhibit 5.1 to the Registration Statement.

1.	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2.	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and the Director’s Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	as of the date of this opinion, the authorized share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, and 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with Article 9 of the Seventh Amended and Restated Memorandum and Articles of Association; and

3.3	the issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included by reference in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Travers Thorp Alberga
TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1.	the Certificate of Incorporation dated 27 February 2019 and the Certificate of Incorporation on Change of Name dated 1 July 2022;

2.	the register of members of the Company;

3.	the register of directors of the Company;

4.	the Seventh Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution dated 19 January 2023;

5.	the resolutions of the Board of Directors of the Company dated 11 January 2023 and 28 September 2023 (together the “Board Resolutions”);

6.	the minutes of an extraordinary general meeting of the shareholders of the Company held on 19 January 2023;

7.	the certificate of good standing of the Company issued by the Registrar of Companies, Cayman Islands on 1 November 2023 (the “Certificate of Good Standing”);

8.	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”); and

9.	the Registration Statement.